To: Business Wire
From: Reid Green, CFO


3/26/1998
For Immediate Release: LA Circuit (including national coverage)

Pacesetter Ostrich Farm, Inc. (POFM, OTC Bulletin Board), Folsom, LA, Announced today that it has signed a Letter of Intent to acquire Zion View Ostrich Ranch, L.L.C. for approximately 2.6 million shares of restricted common stock. Zion View, a limited liability company based in St. George, Utah, is a leading producer of top quality ostrich meat and leather. The company began operations in 1993 and is currently recognized as one of the leading sellers of ostrich products in the United States.

John R. Wade, CEO and President of Pacesetter, said "the Zion View acquisition immediately positions Pacesetter at the forefront of the industry in terms of ostrich meat and leather sales. In addition, it allows management the ability to focus on its long term strategy, based on sales of ostrich meat and leather products, while continuing its success with international live bird sales."

Upon signing of the Letter of Intent, yesterday, Zion View Vice President and General Manager, Rick White, said "We view this as a very positive move for both companies. This relieves us of some of the various administrative and operational duties and allows Zion View management to focus on our strengths...sales and marketing of ostrich meat and leather."